EXHIBIT 10.14




$67,000,000                   Dated for Reference Purposes as of April 25, 2001
Chicago, Illinois


                                 PROMISSORY NOTE
                             BRE/CITY CENTER L.L.C.

     FOR VALUE RECEIVED, BRE/City Center L.L.C., a Delaware limited liability company ("Borrower"), promises to pay to the order of Corus Bank, N.A. ("Lender"), Sixty Seven Million and No/Dollars ($67,000,000), or so much as may now or hereafter be disbursed by Lender to or for the benefit of Borrower, together with interest, costs, fees and expenses, or if less, the unpaid principal amount of all advances made by Lender to Borrower under the terms of that certain Loan Agreement dated of even date herewith by and between Borrower and Lender (said Loan Agreement, as it may hereafter be amended, extended, restated, supplemented, replaced or otherwise modified from time to time, being referred to collectively herein as the "Loan Agreement"). The capitalized terms used herein and not otherwise defined herein and defined in the Loan Agreement shall have the meaning set forth in the Loan Agreement, which definitions are hereby incorporated by referenced.

     Borrower promises to pay principal at the times and in the manner set forth in the Loan Agreement. Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times determined in accordance with the provisions of the Loan Agreement. The unpaid principal balance plus accrued but unpaid interest shall be due and payable April 30, 2006, unless the Maturity Date is extended or accelerated pursuant to the terms of the Loan Agreement.

     This Note is Borrower's Note issued pursuant to and entitled to the benefits of the Loan Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States, in same day funds at such place as shall be designated in writing for such purposes in accordance with the terms of the Loan Agreement.

     Upon the occurrence of any Event of Default under the provisions of Article 10(b), (c), (d) or (e) of the Loan Agreement, the unpaid principal balance under this Note and the Loan Agreement, all interest thereon and all other Secured Obligations shall be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower. Upon the occurrence of any other Event of Default under the terms of the Loan Agreement or any other Loan Document, Lender may declare the unpaid principal balance of this Note, the Loan Agreement and all interest thereon and all other Secured Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

     The terms of this Note are subject to amendment only in the manner provided in the Loan Agreement.

     In addition to Borrower's liability for Costs set forth in the Loan Agreement, and not in lieu thereof, Borrower promises to pay all out-of-pocket costs and expenses, including reasonable attorneys' fees, all as provided in the Loan Agreement, incurred by Lender in the collection and enforcement of this Note. For the purposes of this Note and each and every other Loan Document, attorney's fees shall include the reasonable fees of any law firm retained by Lender and the reasonable fees of Lender's in-house counsel, which such fees for in-house counsel shall be based upon the fees of mid-sized law firms in the City of Chicago, for attorney's of comparable experience and expertise. Borrower and any endorsers of this Note hereby irrevocably waive presentment, demand, protest, notice of protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal, and all other notices of every kind, and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder. To the maximum extent permitted by law, Borrower hereby waives any and all notices or demands to which Borrower might be entitled with respect to this Note by virtue of any applicable statute or law.

     Borrower, for itself and for its successors, transferees and assigns, hereby irrevocably: (i) agrees that this Note and any or all payments coming due hereunder or under any of the other Loan Documents may be extended or renewed from time to time in the sole discretion of Lender without in any way affecting or diminishing Borrower's liability hereunder and Borrower hereby ratifies whatever Lender may do in such regard; and (ii) waives any rights, remedies or defenses arising at law or in equity relating to guarantees or suretyships.

     All payments received on account of the indebtedness evidenced hereby or any proceeds of collateral shall be applied in accordance with the terms of the Loan Agreement.

     The provisions of Section 1.3 and Article 12 of the Loan Agreement are hereby incorporated by reference and shall be binding upon Borrower and Lender as if fully set forth herein.

          The remainder of this page has been left intentionally blank.
                             Signature page follows.

     IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be duly executed and delivered by its duly qualified officer, dated for reference purposes only as of April 25, 2001.


                                BRE/City Center L.L.C.

                                BY: Prime Group Realty, L.P.,
                                    a Delaware limited partnership,
                                    its sole member

                                       By:  Prime Group Realty Trust,
                                            a Maryland real estate investment
                                            trust, its managing general partner

                                       By:  [s] Louis G. Conforti
                                            ------------------------------------
                                            Louis G. Conforti,
                                            Co-President